Exhibit 5.2

Timothy Pitrelli

T: +65 6962 7500

tpitrelli@cooley.com

November 8, 2024

MoneyHero Limited

70 Shenton Way

#18-15, EON Shenton
S079118, Singapore

Ladies and Gentlemen:

We have acted as U.S. counsel to MoneyHero Limited, an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), in connection with the filing of Post-Effective Amendment No. 4 to Registration Statement on Form F-1 (as amended, the “Registration Statement”) (File No.333-275205) with the Securities and Exchange Commission (the “Commission”) providing, in part, for the registration for resale of up to 8,116,602 warrants (the “Warrants”) of the Company described in the Registration Statement, each Warrant exercisable for the purchase of one Class A ordinary share, par value $0.0001 per share, of the Company (the “Company Shares”). The Warrants were issued pursuant to that certain warrant agreement dated October 15, 2020 (the “Original Warrant Agreement”) by and between Bridgetown Holdings Limited (“Bridgetown”) and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”). On May 25, 2023, the Original Warrant Agreement was amended by an Assignment, Assumption and Amendment Agreement (the “Warrant Assumption Agreement” and together with the Original Warrant Agreement, the “Warrant Agreement”) by and among the Company, Bridgetown and the Warrant Agent. Upon the consummation of the business combination contemplated by that certain Business Combination Agreement dated May 25, 2023 (the “Business Combination Agreement”) by and between Bridgetown and the Company, each outstanding Warrant automatically ceased to represent a right to acquire the ordinary shares of Bridgetown and became right to acquire Company Shares.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement; (b) the Original Warrant Agreement filed as an exhibit to the Company’s Annual Report on Form 20-F; (c) the Warrant Assumption Agreement filed as Exhibit 10.4 to the Registration Statement; (d) the form of Warrant Certificate attached to the Original Warrant Agreement; and (e) such other records, documents, opinions, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon the representations and warranties made pursuant to, and have assumed compliance by the parties thereto with the covenants and conditions contained in, the Business Combination Agreement and the Warrant Agreement and have not independently verified such matters.

Our opinion is expressed only with respect to the laws of the State of New York. We express no opinion as to whether any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation. We note that Bridgetown, the initial issuer of the Warrants, and the Company, which assumed the Warrants, are both incorporated under the laws of the Cayman Islands. We have assumed all matters determinable under the laws of the Cayman Islands, including without limitation the valid existence and good standing of each of Bridgetown and the Company, the corporate power of each of Bridgetown and the Company to authorize, execute and deliver the Warrants, the Original Warrant Agreement and the Warrant Assumption Agreement, as applicable, and to perform their respective obligations thereunder, and the due authorization of the Warrants, the Original Warrant Agreement and the Warrant Assumption Agreement, as applicable, by each of Bridgetown and the Company, and the due authorization of the Company Shares to be issuable upon exercise of the Warrants. We have also assumed that the laws of the Cayman Islands would not impose any requirements or have any consequences relevant to our understanding of the matters addressed in this opinion that would impact our conclusions with respect thereto and that the sale and delivery of the Warrants, the terms of the Warrant, and compliance by the Company with the terms of the Warrants will not violate any applicable law, any agreement or instrument then binding upon the Company (including, but not limited to, the Warrant Assumption Agreement) or any restriction imposed by any court or governmental body having jurisdiction over the Company.

Cooley SG LLP 182 Cecil Street Level 38 Frasers Tower Singapore 069547

t: +65 6962-7500 f: +65 6962-7501 cooley.com

Cooley SG LLP (UEN/Registration No. T19LL1477F) is a licensed foreign law practice registered in Singapore under the Limited Liability Partnerships Act (Chapter 163A) with limited liability

With regard to our opinion below:

(i) Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law, and (c) mandatory choice of law and jurisdiction rules and constitutional limitations on the validity of the appointment of an agent for service of process or on the effectiveness of other methods of service of process;

(ii) Our opinion is subject to the qualification that (a) the enforceability of provisions for indemnification or limitations on liability may be limited by applicable law and by public policy considerations, and (b) the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought;

(iii) We express no opinion with respect to any provision of the Warrants that: (a) relates to the subject matter jurisdiction of any federal court of the United States of America or any federal appellate court to adjudicate any controversy related to the Warrants; (b) provides for liquidated damages, buy-in damages, default interest, late charges, monetary penalties, prepayment or make-whole payments or other economic remedies; (c) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, service of process or procedural rights; (d) specifies provisions that must be waived in writing, to the extent that an oral agreement or implied agreement by trade practice or course of conduct has been created that modifies such provision or otherwise restricts non-written modifications and waivers; (e) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy; (f) relates to exclusivity, election or accumulation of rights or remedies; (g) authorizes or validates conclusive or discretionary determinations; (h) provides that provisions of the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable; (i) specifies a party’s waiver of any breach or any provision is not to be construed as a waiver by such party of any prior breach of such provision or of any other provision of the relevant agreement; (j) contains a waiver of any objection based on inappropriate venue or forum non conveniens in a federal court of the United States; or (k) purports to grant any court exclusive jurisdiction; and

(iv) We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Warrant Agreement.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Warrants are binding obligations of the Company.

This opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely,

COOLEY LLP

By:	/s/ Timothy Pitrelli
Timothy Pitrelli